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                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
                                   (Unaudited)
          (In thousands, except number of shares and per share amounts)



                                                13 Weeks Ended               39 Weeks Ended
                                              -----------------            ------------------
                                              June 23,  June 29,           June 23,    June 29,
                                               1996       1997               1996        1997
                                              ------     ------            -------    -------
Net income                                    $4,385     $4,078            $12,323    $12,627

Less preferred dividends                       1,816      1,816              2,155      5,448
                                              ------     ------            -------    -------

Net income available to common shareholders   $2,569     $2,262            $10,168    $ 7,179
                                              ======     ======            =======    =======

Earnings per common share                     $51.38     $45.24            $126.75    $143.58
                                              ======     ======            =======    =======

Average common shares outstanding             50,000     50,000             80,220     50,000
                                              ======     ======            =======    =======

Common shares outstanding at end of period    50,000     50,000             50,000     50,000
                                              ======     ======            =======    =======


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